UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2014

GTJ REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	333-1361100	20-5188065
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Hempstead Avenue, West Hempstead, New York 11552

(Address of Principal Executive Office) (Zip Code)

(516) 693-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 8, 2014, GTJ REIT, Inc., a Maryland corporation (“REIT”) and GTJ Realty, LP, a Delaware limited partnership (“UPREIT” and, together with REIT, the “Guarantors”), entered into a Loan Agreement (the “Loan Agreement”) with Capital One, N.A. (the “Lender”). The Loan Agreement contemplated a $45 million senior revolving credit facility, secured by certain properties located in NYC (the “Borrowers”) by means of, among other things, negative pledges relating to such properties. The closing of the facility took place on April 8, 2014.

The facility is a full obligation of the Borrowers and the Guarantors. Subject to certain conditions, the facility will be available effective immediately at closing and at any time prior to the final maturity of this facility, in minimum principal amounts of $1 million. Due to the revolving nature of the facility, amounts prepaid under the facility may be borrowed again. The line of credit facility has an initial term of two years, with a one-year extension option, subject to certain other customary conditions. The Borrowers may prepay the facility, in whole or in part, at any time without fees or penalty, subject to reimbursement of the Lender’s breakage costs associated with the prepayment of LIBOR rate loans. The facility includes a floating rate using (i) LIBOR plus an applicable margin (200 basis points (bps) to 335 bps), or (ii) base rate plus an applicable margin, depending upon the overall leverage of the properties with no amortization, interest only. A commitment fee of 35 bps (if less than 50% of the facility is used), and 25 bps (if 50% or more is being used) will accrue on unused portions of the commitments under the facility. Additionally, the Borrowers paid upfront fees in the aggregate of $270,000 on the $45 million commitment.

The principal amount of the line of credit facility and all interest, fees, and other amounts owing under the line of credit are guaranteed by the Guarantors under the terms and provisions of the Guaranty Agreement (the “Guaranty”). The continuing ability to borrow under the line of credit facility will be subject to the ongoing compliance of the Guarantors and the Borrowers with various affirmative and negative covenants, including, among others, with respect to liens, indebtedness, investments, and distributions. The Loan Agreement contains events of default and remedies customary for loan transactions of this sort including, among others, those related to a default in the payment of principal or interest, a material inaccuracy of a representation or warranty, and a default with regard to performance of certain covenants. The Loan Agreement includes customary representations and warranties of the Guarantors and the Borrowers, which must continue to be true and correct in all material respects as a condition to future draws. In addition, the Loan Agreement also includes customary events of default, in certain cases subject to customary cure, following which, amounts outstanding under the facility may be accelerated.

The parties to the Loan Agreement also entered into several side agreements, including, the Pledge and Security Agreement, the Payment Guaranty Agreement, and other agreements and instruments to facilitate the transactions contemplated under the Loan Agreement. The Borrowers also executed a Promissory Note (the “Note”) in connection with and to evidence their obligation to repay all sums advanced pursuant to the Loan Agreement. The Note contains other terms and provisions that are customary for instruments of this nature.

The intended uses of the proceeds of this facility include funding of the acquisitions of additional assets as well as working capital expenditures.

The foregoing descriptions of the Loan Agreement, the Pledge and Security Agreement, the Payment Guaranty Agreement and the Note do not purport to be complete and are qualified in their entirety by reference to the full texts of such agreements. Copies of such agreements are attached hereto as Exhibit 10.1, 10.2, 10.3 and 10.4, respectively, hereto and each of which is incorporated herein in its entirety by reference. These various agreements contain representations and warranties by each of the parties thereto. These representations and warranties have been made solely for the benefit of the other parties to such agreements and:

•	should not be treated as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in the agreements by disclosures that were made to the other party in connection with the negotiation of the agreements;

•	may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and

•	were made only as of the date of such agreements or such other date or dates as may be specified in the agreements.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01	Exhibits

10.1	Loan Agreement, dated as of April 8, 2014.

10.2	Pledge and Security Agreement, dated as of April 8, 2014.

10.3	Payment Guaranty Agreement, dated as of April 8, 2014.

10.4	Promissory Note dated as of April 8, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GTJ REIT, Inc.

By:	/s/ Louis Sheinker
Louis Sheinker, President and COO

Date: April 10, 2014